Herc Holdings Reports Second Quarter 2026 Results and
Increases 2026 Full Year Guidance

Second Quarter 2026 Highlights
–Equipment rental revenue of $1,072 million increased 23%
–Total revenues of $1,204 million increased 20%
–Net income of $19 million, or $0.57 per diluted share, and adjusted net income of $48 million, or $1.43 per diluted share
–Adjusted EBITDA of $487 million increased 19% with adjusted EBITDA margin flat at 40%
–Free cash flow for the first half of 2026 of $202 million nearly doubled compared to $103 million in the prior year

Bonita Springs, Fla., July 28, 2026 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2026.
“After successfully completing the H&E integration in the first quarter, the second quarter marked an important turning point for Herc Rentals, with our key metrics improving on a combined, comparable basis, both sequentially and year-over-year,” said Larry Silber, chief executive officer. “Revenue synergies and cost synergies are tracking to plan. And while fuel inflation was a macroeconomic headwind in the quarter, we are taking additional actions to mitigate its impact. Importantly, disciplined fleet management drove positive fleet efficiency, supported by increased rental activity.

“Our growth continues to be led by national accounts, fueled by robust mega project activity and a higher mix of specialty equipment rentals,” said Silber. “The H&E acquisition was well-timed, adding the scale, fleet capacity, talent and branch density to expand our role on large, complex projects and capture a greater share of this accelerating demand.

“The momentum across multi-year projects gives us strong line of sight into the second half of the year. To support this expanding pipeline, we are raising our full-year financial guidance and increasing net fleet capital expenditures to serve customer demand,” Silber added. “Team Herc’s hard work positions us to capitalize on these high-growth opportunities, strengthen customer relationships and continue delivering value for shareholders.”

2026 Second Quarter Financial Results
•Total revenues increased 20% to $1,204 million compared to $1,002 million in the prior-year period. This year-over-year increase was driven by a 23% increase in equipment rental revenue resulting from the larger fleet size after the H&E acquisition, an increase in volume on mega projects and revenue synergies. Sales of rental equipment increased by $4 million during the period to continue to align mix to customer demand.

•Dollar utilization was 39.3% in the second quarter up from 38.3% in the prior-year period, due to the increase in fleet efficiency and a favorable shift in mix to higher-return fleet on rent year-over-year.

•Direct operating expenses were $491 million, or 45.8% of equipment rental revenue, compared to $379 million, or 43.6%, in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period primarily related to the impact of the H&E acquisition and related greenfields that take more time to mature, as well as increased transportation and fuel expenses as a result of macroeconomic headwinds.

•Depreciation of rental equipment increased 24% to $242 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 67% to $75 million primarily due to amortization of acquisition intangibles, particularly the H&E customer relationship intangible asset, and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $155 million, or 14.5% of equipment rental revenue, compared to $127 million, or 14.6%, in the prior-year period.

•Interest expense was $126 million compared with $86 million in the prior-year period, reflecting the new debt issued in June 2025 to fund the H&E acquisition.
•Net income was $19 million, or $0.57 per diluted share, compared to $35 million net loss, or $1.17 loss per diluted share, in the prior-year period. Adjusted net income was $48 million, or $1.43 per diluted share, compared to $59 million, or $1.97 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 19% to $487 million compared to $410 million in the prior-year period. Adjusted EBITDA margin was 40.4% compared to 40.9% in the prior year period primarily impacted by the inflation in fuel year-over-year.

First Half 2026 Financial Results

•Total revenues increased 26% to $2,343 million compared to $1,863 million in the prior-year period. This year-over-year increase was driven by a 28% increase in equipment rental revenue resulting from the larger fleet size after the H&E acquisition, an increase in volume on mega projects and revenue synergies. Sales of rental equipment increased by $37 million during the period to continue to align mix to customer demand.

•Dollar utilization was nearly flat at 37.9% compared to 38.0% in the prior-year period due to the increase in fleet efficiency and the favorable shift in mix to higher-return fleet on rent year-over-year which accelerated throughout the second quarter.

•Direct operating expenses were $944 million, or 46.0% of equipment rental revenue compared to $706 million, or 43.9%, in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period primarily related to the impact of the H&E acquisition and related greenfields that take more time to mature, as well as increased transportation and fuel expenses as a result of macroeconomic headwinds.

•Depreciation of rental equipment increased 32% to $484 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 90% to $148 million primarily due to amortization of acquisition intangibles, particularly the H&E customer relationship intangible asset, and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $301 million, or 14.7% of equipment rental revenue, compared to $245 million, or 15.2%, in the prior-year period. The decrease as a percent of equipment rental revenue primarily was related to continued focus on improving operating leverage, including acquisition cost synergies, while expanding revenues.

•Interest expense was $254 million compared with $148 million in the prior-year period, reflecting the new debt issued in June 2025 to fund the H&E acquisition.

•Net loss was $5 million, or $0.15 loss per diluted share, compared to $53 million net loss, or $1.82 loss per diluted share, in the prior-year period. Adjusted net income was $55 million, or $1.64 per diluted share, compared to $96 million, or $3.28 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 25% to $935 million compared to $748 million in the prior-year period Adjusted EBITDA margin was 39.9% compared to 40.2% in the prior year period primarily impacted by the inflation in fuel year-over-year.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Six Months Ended June 30,
	2026	2025
Rental equipment expenditures	$557	$421
Proceeds from disposal of rental equipment	(230)	(183)
Net rental equipment capital expenditures	$327	$238
•As of June 30, 2026, the Company's total fleet was approximately $9.6 billion at OEC.
•Average fleet at OEC in the second quarter increased 20% compared to the prior-year period.
•Average fleet age was 46 months as of June 30, 2026, unchanged from the comparable prior-year period.

Disciplined Capital Management
•The Company opened 3 previously planned greenfield locations in the first half of 2026.

•Net debt was $7.9 billion as of June 30, 2026, with net leverage of 3.95x1 compared to $8.3 billion and 3.76x1 in the same prior-year period. The increase in leverage resulted from the full impact of the H&E acquisition dis-synergies in the most recent trailing twelve month period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $2.1 billion of liquidity as of June 30, 2026.

•The Company declared its quarterly dividend of $0.70 and paid to shareholders of record as of May 29, 2026, on June 12, 2026.
(1) Net leverage is calculated using pro forma trailing twelve month adjusted EBITDA including the standalone, pre-acquisition results of H&E.

2026 Outlook
The Company is increasing its full year 2026 equipment rental revenue, adjusted EBITDA, and gross and net rental capital expenditures guidance ranges.

	Previous Guidance	Updated 2026 Guidance
Equipment rental revenue:	$4.275 billion to $4.4 billion	$4.375 billion to $4.475 billion
Adjusted EBITDA:	$2.0 billion to $2.1 billion	$2.05 billion to $2.125 billion
Net rental equipment capital expenditures:	$500 million to $800 million	$850 million to $950 million
Gross capex:	$800 million to $1.1 billion	$1.25 billion to $1.4 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2026, investing in its fleet, optimizing its existing fleet, capitalizing on recent acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information
Herc Holdings' second quarter 2026 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-800-715-9871 and international participants should call the country specific dial in numbers listed at https://registrations.events/directory/international/itfs.html, using the access code: 8821418. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call. A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.
About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 607 locations across North America and 2025 total revenues were approximately $4.4 billion. We offer products, services and technologies aimed at helping customers work more efficiently, effectively and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, and compaction. Our Herc Rentals ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our Herc Rentals ProContractor® professional grade tools. Our ProControl by Herc Rentals™ digital platform combines a seamless e-commerce experience with integrated project and fleet management tools, leveraging telematics and real-time analytics to help customers optimize productivity across their operations. We employ approximately 10,000 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.
All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated.

Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; (10) our significant indebtedness; and (11) our ability to realize all the anticipated benefits of the acquisition of H&E Equipment Services, Inc. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Contact:
Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Equipment rental	$1,072	$870	$2,053	$1,609
Sales of rental equipment	110	106	248	211
Sales of new equipment, parts and supplies	12	17	25	28
Service and other revenue	10	9	17	15
Total revenues	1,204	1,002	2,343	1,863
Expenses:
Direct operating	491	379	944	706
Depreciation of rental equipment	242	195	484	367
Cost of sales of rental equipment	86	86	195	162
Cost of sales of new equipment, parts and supplies	8	10	17	18
Selling, general and administrative	155	127	301	245
Transaction expenses	3	73	8	147
Non-rental depreciation and amortization	75	45	148	78
Interest expense, net	126	86	254	148
Loss on assets held for sale	—	49	—	49
Other income, net	(6)	(2)	(9)	(3)
Total expenses	1,180	1,048	2,342	1,917
Income (loss) before income taxes	24	(46)	1	(54)
Income tax benefit (provision)	(5)	11	(6)	1
Net income (loss)	$19	$(35)	$(5)	$(53)

Weighted average shares outstanding:
Basic	33.4	30.0	33.4	29.2
Diluted	33.5	30.0	33.4	29.2
Income (loss) per share:
Basic	$0.57	$(1.17)	$(0.15)	$(1.82)
Diluted	$0.57	$(1.17)	$(0.15)	$(1.82)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2026	December 31, 2025
ASSETS	Unaudited
Cash and cash equivalents	$43	$52
Receivables, net of allowances	805	769
Prepaid expenses	52	72
Other current assets	60	63
Total current assets	960	956
Rental equipment, net	5,899	5,880
Property and equipment, net	863	868
Right-of-use lease assets	1,494	1,489
Intangible assets, net	1,599	1,665
Goodwill	2,859	2,873
Other long-term assets	43	45
Total assets	$13,717	$13,776

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$32	$32
Current maturities of operating lease liabilities	57	56
Accounts payable	482	337
Accrued liabilities	300	305
Total current liabilities	871	730
Long-term debt, net	7,885	8,021
Financing obligations, net	93	95
Operating lease liabilities	1,491	1,479
Deferred tax liabilities	1,434	1,446
Other long-term liabilities	53	57
Total liabilities	11,827	11,828
Total equity	1,890	1,948
Total liabilities and equity	$13,717	$13,776

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(5)	$(53)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of rental equipment	484	367
Depreciation of property and equipment	65	47
Amortization of intangible assets	83	31
Amortization of deferred debt and financing obligations costs	6	3
Stock-based compensation charges	8	12
Provision for receivables allowances	51	31
Loss on assets held for sale	—	49
Deferred taxes	(11)	(58)
Gain on sale of rental equipment	(53)	(49)
Other	8	5
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	(98)	3
Other assets	18	(14)
Accounts payable	21	(6)
Accrued liabilities and other long-term liabilities	14	44
Net cash provided by operating activities	591	412
Cash flows from investing activities:
Rental equipment expenditures	(557)	(421)
Proceeds from disposal of rental equipment	230	183
Non-rental capital expenditures	(82)	(80)
Proceeds from disposal of property and equipment	20	9
Acquisitions, net of cash acquired	—	(4,251)
Net cash used in investing activities	(389)	(4,560)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	3,467
Proceeds from revolving lines of credit and securitization	1,026	3,361
Repayments on revolving lines of credit and securitization	(1,170)	(2,645)
Principal payments under finance lease and financing obligations	(16)	(10)
Dividends paid	(47)	(41)
Other financing activities, net	(4)	(14)
Net cash provided by (used in) financing activities	(211)	4,118
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(9)	(30)
Cash and cash equivalents at beginning of period	52	83
Cash and cash equivalents at end of period	$43	$53

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA–EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction expenses, restructuring and transformation initiative costs, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business, impact of the fair value mark-up of acquired fleet, impact of the studio entertainment business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin–Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$19	$(35)	$(5)	$(53)
Income tax provision (benefit)	5	(11)	6	(1)
Interest expense, net	126	86	254	148
Depreciation of rental equipment	242	195	484	367
Non-rental depreciation and amortization	75	45	148	78
EBITDA	467	280	887	539
Non-cash stock-based compensation charges	2	6	8	12
Transaction expenses	3	73	8	147
Restructuring and transformation initiative costs(1)	4	—	5	—
Loss on assets held for sale	—	49	—	49
Impact of the fair value mark-up of acquired fleet(2)	11	4	27	4
Other(3)	—	(2)	—	(3)
Adjusted EBITDA	$487	$410	$935	$748

Total revenues	$1,204	$1,002	$2,343	$1,863
Adjusted EBITDA	$487	$410	$935	$748
Adjusted EBITDA margin	40.4%	40.9%	39.9%	40.2%
(1) Restructuring and transformation initiative costs primarily consist of employee severance and other restructuring related costs, together with incremental non-recurring costs associated with strategic business transformation initiative designed to improve operational efficiency and profitability.
(2) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(3) Other consists of the pre-divestiture impact of the studio entertainment business.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings per Diluted Share–Adjusted Net Income represents the sum of net income (loss), transaction expenses, restructuring and transformation initiative costs, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business, merger related intangible asset amortization, impact on depreciation of acquired fleet, impact of the fair value mark-up of acquired fleet, income (loss) of the studio entertainment business, and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by weighted average diluted shares outstanding. Adjusted Net Income and Adjusted Earnings per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$19	$(35)	$(5)	$(53)
Transaction expenses	3	73	8	147
Loss on assets held for sale	—	49	—	49
Merger related intangible asset amortization(1)	31	10	62	10
Impact on depreciation related to acquired fleet(2)	(10)	(8)	(22)	(9)
Impact of the fair value mark-up of acquired fleet(3)	11	4	27	4
Restructuring and transformation initiative costs(4)	4	—	5	—
Other(5)	—	(2)	—	(3)
Tax impact of adjustments above(6)	(10)	(32)	(20)	(49)
Adjusted net income	$48	$59	$55	$96

Weighted average diluted shares outstanding	33.5	30.0	33.5	29.3

Adjusted earnings per diluted share	$1.43	$1.97	$1.64	$3.28
(1) Reflects the amortization of the intangible assets acquired in major acquisitions completed since the beginning of 2024.
(2) Reflects the impact of extending the useful lives of rental equipment acquired in major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(3) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(4) Restructuring and transformation initiative costs primarily consist of employee severance and other restructuring related costs, together with incremental non-recurring costs associated with strategic business transformation initiative designed to improve operational efficiency and profitability.
(5) Other consists of the pre-divestiture impact of the studio entertainment business.
(6) The tax rate applied for all adjustments is 24.9% in the three and six months ended June 30, 2026, and 25.0% in the three and six months ended June 30, 2025 (excluding studio entertainment impact) and reflects the statutory rates in the applicable entities. The tax rate applied for the studio entertainment adjustment was 24.2% in the three and six months ended June 30, 2025, and reflects the stand-alone annual effective tax rate.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2026	2025
Net cash provided by operating activities	$591	$412

Rental equipment expenditures	(557)	(421)
Proceeds from disposal of rental equipment	230	183
Net rental equipment expenditures	(327)	(238)

Non-rental capital expenditures	(82)	(80)
Proceeds from disposal of property and equipment	20	9
Free cash flow	$202	$103

Acquisitions, net of cash acquired	—	(4,251)
Decrease (increase) in net debt, excluding financing activities	$202	$(4,148)